Exhibit 3.36

ARTICLES OF ORGANIZATION

OF

Penny’s Concrete And Ready Mix, L.L.C.

The undersigned, desiring to form a limited liability company under the laws of the state of Kansas, states as follows:

FIRST: The name of the limited liability company shall be Penny’s Concrete And Ready Mix, L.L.C.

SECOND: The period of duration shall be thirty (30) years from the date of filing with the secretary of state.

THIRD: This limited liability company is established for the following purposes:

(a) Sue or be sued, or complain or defend, in its name;

(b) Purchase, take, receive, lease, or otherwise acquire, own, hold, improve or use, or otherwise deal in or with, real or personal property, or an interest in real or personal property, whenever situated;

(c) Sell, convey, mortgage, pledge, create a security interest in, lease, exchange or transfer, or otherwise dispose of, all of any part of its property or assets;

(d) Purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend or pledge, or otherwise dispose of, or otherwise use or deal in or with:

(1) Shares or other interests in or obligations of other foreign or domestic limited liability companies, domestic or foreign corporations, associations, general or limited partnerships, or individuals; or

(2) Direct or indirect obligations of the United States or any other government, state, territory, governmental district, or municipality or of any instrumentality thereof;

(e) Make contracts or guarantees or incur liabilities; borrow money at such rates of interest as the limited liability company may determine; issue its notes, bonds, or other obligations; or secure any of its obligations by mortgage or pledge of all or any part of its property, franchises, and income;

(f) Lend money for any lawful purpose, invest or reinvest its funds, or take and hold real or personal property as security for the payment of funds so loaned or invested;

(g) Conduct its business, carry on its operations and have offices, and exercise the powers granted by the Kansas limited liability company act within or without this state;

(h) Elect or appoint managers and agents of the limited liability company, define their duties, and fix their compensation;

(i) Make and alter its bylaws, not inconsistent with its articles of organization or with the laws of this state, for the administration and regulation of the affairs of the company;

(j) Make donations to the public welfare or for charitable, scientific or educational purposes;

(k) Indemnify a member or manager or any other person to the same extent as a corporation may indemnify any of the directors, officers, employees or agents of the corporation against expenses actually and reasonably incurred by the member or manager in connection with the defense of an action, suit or proceeding, whether civil or criminal, in which the member or manager is made a party;

(l) Cease its activities and surrender its certificate of organization;

(m) Have and exercise all powers necessary or convenient to effect any or all of the purposes for which the company is organized;

(n) Transact any lawful business which the members of the managers find to be in aid of governmental policy;

(o) Pay pensions and establish pension plans, profit sharing plans and other incentive plans for any or all of its managers and employees;

(p) Be a promoter, incorporator, general partner, limited partner, member, associate or manager of any corporation, partnership, limited partnership, limited liability company, joint venture, trust or other enterprise; and

(q) Have and exercise all powers necessary or convenient to effect its purposes.

FOURTH: The registered office of the limited liability company shall be 2400 Waterworks Drive, Topeka, Shawnee County, Kansas, and its registered agent shall be Larry D. Marney.

FIFTH: The capital contribution shall be $10,000.00.

SIXTH: No additional capital shall be required to be made by the members of the limited liability company.

SEVENTH: The members of the company reserve the right to admit additional members to the company in accordance with the Operating Agreement of the company.

EIGHTH: The company shall automatically be dissolved upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member, or upon the occurrence of any other event which terminates the continued membership of a member in the company, unless the business of the company is continued by the written consent of all remaining members.

NINTH: The limited liability company shall by managed by Concrete Supply of Topeka, P.O. Box 4449, Topeka, Shawnee County, Kansas, 66604.

IN WITNESS WHEREOF, the undersigned set their hand this 1st day of February, 1994.

CONCRETE SUPPLY OF TOPEKA

/s/ Larry D. Marney
Larry D. Marney

STATE OF KANSAS	)
) ss:
COUNTY OF SHAWNEE	)

Subscribed and sworn to before me this 1st day of February, 1994.

/s/ Tina M. Gutzwiller Notary Public

My Appointment Expires:

1-21-95